EXHIBIT 99.2

                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
                  For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE


      CRIIMI MAE Announces Results of Annual Shareholders' Meeting

ROCKVILLE, MD, May 14, 2002 - Shareholders at today's annual meeting of CRIIMI MAE Inc. (NYSE:CMM) approved the amendment to the Company's Charter to place additional restrictions on the transfer of the Company's capital stock and an amendment to the Company's 2001 Stock Incentive Plan increasing the number of shares available under the Plan to 1,235,000 from 610,000 (of which 324,499 are subject to issuance under outstanding options). Shareholders also re-elected H. William Willoughby, Alan M. Jacobs and Donald C. Wood, three incumbent members of the board of directors, to serve until the 2005 annual shareholders' meeting and until their respective successors are elected and qualified.

The Charter Amendment is designed to preserve the Company's ability to use its net operating losses to reduce its future federal income tax liabilities. The amendment prohibits share purchases at 5% or above the market value of the Company's capital stock. This limitation protects the continued use of the Company's NOLs, which totaled approximately $378 million at March 31, 2002.

In order to protect the Company's REIT status, the Company's Charter already had provisions that prohibit shareholders from holding more than 9.8% of either the value of CRIIMI MAE's capital stock or the number of shares, whichever is lesser.

For further information on CRIIMI MAE, see the Company's Web site: http://www.criimimaeinc.com. Shareholders and securities brokers should contact Shareholder Services at 301-816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at 202-546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements contained in this release involve a variety of risks and uncertainties. Actual results could differ materially from those anticipated in forward-looking statements. These risks and uncertainties are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended

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December 31, 2001 and in its Quarterly Report on Form 10-Q for the quarter ended
March 31, 2002.

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